Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Shell Midstream Partners, L.P., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated June 16, 2014, except with respect to our opinion on the financial statements insofar as it relates to the correction described in Note 2 as to which the date is September 22, 2014, relating to the financial statements of Mars Oil Pipeline Company, and to the reference to us under the heading “Experts”, which appears in Shell Midstream Partners, L.P.’s Form S-1 Registration Statement (File No. 333-196850), as amended on October 20, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 27, 2014